EXHIBIT 99.1
                                                                   ------------


                CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
                      COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 11, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.045 per share quarterly dividend that will be paid on April 15, 2005 to common shareholders of record on April 1, 2005. Chesapeake has approximately 314 million common shares outstanding.

Chesapeake's Board has also declared a quarterly cash dividend on Chesapeake's 4.125% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.125% preferred stock is payable on June 15, 2005 to preferred shareholders of record on June 1, 2005 at the quarterly rate of $10.3125 per share.
Chesapeake has 313,250 shares of 4.125% preferred stock outstanding with a liquidation value of $313.3 million.

Chesapeake's Board has also declared a quarterly cash dividend on Chesapeake's 5.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 5.0% preferred stock is payable on May 16, 2005 to preferred shareholders of record on May 2, 2005 at the quarterly rate of $1.25 per share. Chesapeake has
1.725 million shares of 5.0% preferred stock outstanding with a liquidation value of $172.5 million.

Chesapeake's Board has declared a quarterly cash dividend on Chesapeake's 6.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 6.0% preferred stock is payable on June 15, 2005 to preferred shareholders of record on June 1, 2005 at the quarterly rate of $0.75 per share. Chesapeake has 103,010 shares of 6% preferred stock outstanding with a liquidation value of $5.2 million.


CHESAPEAKE ENERGY CORPORATION IS THE FOURTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.